Exhibit 13(a)(4)(1)

Exhibit 13(a)(4)(1) – Change in Registrant’s Independent Public Accountant

As the result of the reorganization of the ICM Small Company Portfolio (the “Predecessor Fund”), a series of The Advisors’ Inner Circle Fund, into the William Blair Small Cap Value Fund (the “Fund”), a series of William Blair Funds (the “Trust”), on July 16, 2021, BBD, LLP (“BBD”) resigned as the independent registered public accounting firm, effective July 16, 2021. The Trust’s Board of Trustees approved the reorganization resulting in the appointment of Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Fund for the fiscal year ended October 31, 2021.

BBD’s reports on the Predecessor Fund’s financial statements for the fiscal years ended October 31, 2019 and October 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended October 31, 2019 and October 31, 2020 and during the subsequent interim period through July 16, 2021: (i) there were no disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused BBD to make reference to the subject matter of the disagreements in connection with its reports on the Predecessor Fund’s financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Predecessor Fund’s fiscal years ended October 31, 2019 and October 31, 2020, and the subsequent interim period through July 16, 2021, neither the Trust, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements (except consultations in EY’s capacity as the Fund’s existing independent registered public accounting firm); or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The fund requested that BBD, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether BBD, LLP agrees with the statements contained above. A copy of the letter from BBD, LLP to the Securities and Exchange Commission is filed as an exhibit hereto.